UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): November 15, 2023

CARMELL CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	001-40228	86-1645738
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2403 Sidney Street, Suite 300 Pittsburgh, Pennsylvania	15203
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (919) 313-9633

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	CTCX	The Nasdaq Capital Market LLC
Redeemable Warrants, each whole warrant exercisable for one share of Common Stock at an exercise price of $11.50	CTCXW	The Nasdaq Capital Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangement of Certain Officers.

On November 15, 2023, upon the recommendation of the Nominating and Governance Committee of the Board of Directors (the “Board”) of Carmell Corporation (the “Company”), the Board appointed Scott Frisch and Gilles Spenlehauer (collectively, the “New Directors”) to serve as directors on the Board of the Company.

Each New Director will serve as a Class II director until their term expires at the annual meeting of stockholders for the fiscal year ending December 31, 2024 at which time he will stand for election by the Company’s stockholders. The Board determined that each of the New Directors is independent under the listing standards of Nasdaq. Mr. Frisch will be joining the audit committee and Mr. Spenlehauer will be joining the nominating and governance committee. The composition of the compensation committee remains unchanged.

Scott Frisch currently serves as Chief Operating Officer and Chief Financial Officer of AARP. AARP is the nation’s largest nonprofit, nonpartisan organization focused on issues affecting the more than 100 million people ages 50 and older. In this role, he leads AARP’s operational and financial matters including human resources, information technology, real estate and facilities management, as well as data and analytics performance management. Previously, Mr. Frisch served as Managing Director at Bank of America, Chief Financial Officer at Natixis Asset Management Services, and Assistant Controller at Putnam Investments. Mr. Frisch began his career at KPMG in an audit role. He graduated from Villanova University with a Bachelor’s in Accounting.

Dr. Gilles Spenlehauer currently serves as Scientific Director of SDTech Group, a chemical manufacturing company. Earlier he spent 17 years at L’Oreal, the world’s biggest cosmetics company where he served in various leadership roles - most recently as Department Head of Science and Skills of the Future and as Worldwide Head of Advanced Research where he led a team of 700 scientists that contributed to numerous product innovations and were involved in scientific due diligence of acquisitions. Before L’Oreal, Dr. Spenlehauer served as Head of Pharmaceutical Sciences for Pfizer’s R&D operations in the UK. He began his career as a Scientist at Rhone-Poulenc Rorer in Paris, France. He graduated with a PhD in Biopharmacy from the Paris-Sud University with a post-doctoral fellowship in peptides from the Washington University in St. Louis.

Each New Director will receive cash compensation and a stock option award for his Board service. The New Directors are not a party to any transaction with the Company that would require disclosure under Item 404(a) of Regulation S-K, and there are no arrangements or understandings between the New Directors and any other persons pursuant to which they were selected as a director. In addition, the New Directors have entered into an indemnification agreement with the Company consistent with the form of indemnification agreement entered into between the Company and its existing non-employee directors.

As a result of the appointment of the new directors and committee assignments thereof, the current members of the audit committee are Messrs. Scott Frisch, David Anderson, and Patrick Sturgeon. Mr. Anderson chairs the audit committee. The members of the compensation committee are Ms. Kathryn Gregory and Messrs. David Anderson and Patrick Sturgeon. Ms. Gregory chairs the compensation committee. The members of the nominating and governance committee are Messrs. Rich Upton and Gilles Spenlehauer. Mr. Upton chairs the nominating and governance committee.

Item 7.01	Regulation FD Disclosure.

On November 15, 2023, the Company issued a press release announcing the appointment of Mssrs. Frisch and Spenlehauer as directors of the Company, which is furnished as Exhibit 99.1 to this report.

(d)    Exhibits

99.1	Press Release, dated November 15, 2023

104	Cover Page Interactive Data File (embedded within the inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 15, 2023	CARMELL CORPORATION

	By:	/s/ Rajiv S. Shukla
Rajiv S. Shukla
Chairman & CEO